Exhibit 23.03

RPS Energy
309 Reading Road
Henley-on-Thames
Oxfordshire, RG9 IEL
United Kingdom
T #44 (0) 1491 415400
F #44 (0) 1491 415415
www.rpsgroup.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our report, or information contained therein, dated February 22, 2010, prepared for FX Energy in the FX Energy, Inc. annual report on Form 10-K for the year ended 31st December 2009, and the incorporation by reference to the report prepared by RPS Energy into FX Energy, Inc.'s previously filed registration statements listed below:

Form	SEC File No.	Effective Date

S-3	333-155718	June 29, 2009
S-8	333-112717	February 11, 2004
S-8	333-128299	September 14, 2005

RPS Energy

/s/ Michiel Stofferis
Michiel Stofferis
Petroleum Engineering Manager

16 March 2010